Filed pursuant to Rule 433

Registration Statement No. 333-142116

May 11, 2007

Relating to Preliminary Prospectus Supplement

dated May 10, 2007

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	Re-opening of 10.25% Global BRL Bonds due 2028
Ratings	Ba2/BB/BB+
Distribution	SEC Registered
Amount Issued	R$37,500,000 (brings total size to R$3,037,500,000)
Gross Proceeds	US$20,803,474 (not including accrued interest)
Coupon	10.25% 30/360-day count basis
Maturity	January 10, 2028
Offering Price	112.25%
Yield to Maturity	8.938%
FX (for Settlement)	2.0234
Underwriting Fee	0.275%
Denominations	R$250,000/R$1,000
Interest Pay Dates	January 10 and July 10
Beginning	July 10, 2007
Settlement Date	May 17, 2007 (T+4)
Bookrunners	Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc.
Co-Managers	Banco Itaú Europa S.A., acting through its London Branch BB Securities Ltd.
Underwriting Commitments	Deutsche Bank Securities Inc.: R$18,375,000 HSBC Securities (USA) Inc.: R$18,375,000 Banco Itaú Europa S.A., acting through its London Branch: R$375,000 BB Securities Ltd.: R$375,000

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at http://www.sec.gov/Archives/edgar/data/205317/000119312507109863/d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at toll-free 1 800 503-4611 or by calling HSBC Securities (USA) Inc. at toll-free 1-866-811-8049.

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